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                                                               Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Heritage Media Corporation:

We consent to incorporation by reference in the Registration Statement (Nos. 33-29425, 33-32200 and 33-57251) on Form S-8 of Heritage Media Corporation of our report dated February 21, 1997 relating to the consolidated balance sheets of Heritage Media Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Heritage Media Corporation.

                                         KPMG Peat Marwick LLP


Dallas, Texas
March 14, 1997